Restricted Stock Award Agreement
Magnum Hunter Resources Corporation

This Restricted Stock Award Agreement (this “Agreement”) is made by and between Magnum Hunter Resources Corporation, a Delaware corporation (the “Company”), and Keith Yankowsky (“Recipient”), effective as of September 1, 2015.
The Compensation Committee of the Company’s Board of Directors has determined that it would be to the advantage and in the best interest of the Company to issue 2,000,000 shares of the Company’s common stock, par value $0.01 per share, subject to certain restrictions as provided for in this Agreement (the “Restricted Stock”), to the Recipient as an inducement to accept employment with the Company and has instructed the undersigned officer to enter into this Agreement on the Company’s behalf.
1.Grant Outside of Incentive Plan.
1.1    This award is made and granted as a stand-alone award, separate and apart from, and outside of, the Magnum Hunter Resources Corporation Stock Incentive Plan (the “Plan”), and will not constitute an award granted under or pursuant to the Plan. Notwithstanding the foregoing, the terms, conditions and definitions set forth in the Plan will apply to the Restricted Stock as though the Restricted Stock had been granted under the Plan, and the Restricted Stock will be subject to the Plan’s terms, conditions and definitions, which are hereby incorporated into this Agreement by reference. For the avoidance of doubt, the Restricted Stock will not be counted for purposes of calculating the aggregate number of shares of the Company’s common stock available for issuance under the Plan or the award limits as set forth in Section 4 of the Plan.

1.2    The Restricted Stock is intended to constitute an “employment inducement award” under New York Stock Exchange (“NYSE”) Listed Company Manual Section 303A.08, and consequently is intended to be exempt from the NYSE rules regarding shareholder approval of “equity compensation plans.” The Company may take any actions necessary to comply with that exemption, including notification to the NYSE and disclosure of the material terms of this Agreement in a press release. This Agreement and the terms and conditions of the Restricted Stock will be interpreted in accordance and consistent with the exemption.

2.Grant of Restricted Stock. Effective as of September 1, 2015 (the “Grant Date”), the Company will cause 2,000,000 shares of the Company’s $0.01 par value common stock to be issued in the Recipient’s name subject to any prohibitions and restrictions set forth in this Agreement with respect to the sale or other disposition of the Restricted Stock and the obligation to forfeit and surrender the Restricted Stock to the Company in accordance with the terms of this Agreement and the Plan (the “Forfeiture Restrictions”).

3.Evidence of Ownership.
3.1    Evidence of the issuance of the Restricted Stock pursuant to this Agreement may be accomplished in any manner that the Company or its authorized representatives deem appropriate including, without limitation, electronic registration, book-entry registration or issuance of a stock certificate or certificates in the name of the Recipient. Any stock certificate issued for the Restricted Stock will bear an appropriate legend with respect to the Forfeiture Restrictions applicable to the Restricted Stock. The Company may retain, at its option, the physical custody of any stock certificate representing any Restricted Stock during the restriction period or require that the certificates evidencing Restricted Stock be placed in escrow or trust, along with a stock power endorsed in blank, until all Forfeiture Restrictions are removed or lapse. If the issuance of the Restricted Stock is documented or recorded electronically, the Company and its authorized representatives will ensure that the Recipient is prohibited from selling, assigning, pledging, exchanging, hypothecating or otherwise transferring the Restricted Stock while it is still subject to the Forfeiture Restrictions.

3.2    Upon the lapse of the Forfeiture Restrictions, the Company or, at the Company’s instruction, its authorized representative will release the Restricted Stock with respect to which the Forfeiture Restrictions have lapsed. The lapse of the Forfeiture Restrictions and the release of the Restricted Stock may be evidenced in any manner that the Company and its authorized representatives deem appropriate under the circumstances.
3.3    At the Company’s request, the Recipient must execute and deliver, as necessary, a blank stock power with respect to the Restricted Stock, and the Company may, as necessary, exercise that stock power in the event of forfeiture of the Restricted Stock pursuant to this Agreement, or as may otherwise be required in order for the Company to withhold the Restricted Stock necessary to satisfy any applicable federal, state and local income and employment tax withholding obligations pursuant to Section 9 of this Agreement.

4.Forfeiture Restrictions. The Restricted Stock may not be sold or otherwise transferred prior to the lapse of the Forfeiture Restrictions set forth in this Section and the lapse of any other Forfeiture Restrictions imposed by this Agreement or the Plan. The Restricted Stock will be subject to forfeiture in accordance with the following schedule:

Date Time-Based Forfeiture Restriction Lapses	Number of Shares of Restricted Stock Becoming Non-Forfeitable	Cumulative Number of Shares of Restricted Stock not Subject to Forfeiture Restriction
March 31, 2016	666,666	666,666
September 1, 2017	666,667	1,333,333
September 1, 2018	666,667	2,000,000

Notwithstanding the foregoing, to the extent any Forfeiture Restrictions apply to the Restricted Stock as of a Change in Control of the Company on or after March 1, 2016, any remaining Forfeiture Restrictions will lapse upon the Change in Control.
5.    Effect of Termination of Employment or Other Service. If Recipient’s employment or other service with the Company (or a Subsidiary) terminates, the effect of the termination on the Recipient’s Restricted Stock under this Agreement will be as set forth in Section 11 of the Plan.

6.    Restrictions on Transfer of Restricted Stock. The Restricted Stock will not be transferable, either voluntarily or by operation of law, except as provided in Section 14.3 of the Plan.

7.    Other Restrictions. The lapse of restrictions on the Restricted Stock will be subject to the requirement that, if at any time the Company determines that (i) the listing, registration, or qualification of the shares of the Company’s common stock subject or related to the Restricted Shares upon any securities exchange or under any state or federal law, (ii) the consent or approval of any government regulatory body or (iii) an agreement by Recipient with respect to the disposition of shares of Common Stock is necessary or desirable as a condition of, or in connection with, the delivery of shares pursuant to this Agreement, then in any such event, the lapse of restrictions on the Restricted Stock will not be effective unless such listing, registration, qualification, consent, or approval or agreement has been effected or obtained free of any conditions not acceptable to the Company. The Company may, but will in no event be obligated to, register the shares of Restricted Stock pursuant to the Securities Act of 1933, as amended (as now in effect or as hereafter amended, the “Securities Act”) or to take any other affirmative action in order to cause the Restricted Stock to comply with any law or regulation of any governmental authority. The certificates representing the Restricted Stock issued to Recipient will bear legends as the Company determines appropriate referring to restrictions on the transfer of the Restricted Stock imposed by this Agreement and any other legends as are required or appropriate under applicable law.

8.    Rights as a Stockholder. Subject to the Forfeiture Restrictions and other terms and conditions of this Agreement and the Plan, the Recipient will have all the rights of a stockholder with respect to the Restricted Stock, including the right to vote the Restricted Stock. Regular, ordinary dividends paid with respect to the Restricted Stock in cash will be paid to the Recipient currently. All other dividends and distributions, whether paid in cash, equity securities of the Company, rights to acquire equity securities of the Company or any other property will be subject to the same Forfeiture Restrictions as the Restricted Stock, unless the Committee, in its sole discretion, determines that those other dividends or distributions should be paid to the Recipient currently.

9.    Tax Matters. The lapsing of the Forfeiture Restrictions will be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements (the “Required Withholding”), if any. By execution of this Agreement, the Recipient authorizes the Company, to the extent permissible, to withhold sufficient Restricted Stock with respect to which the Forfeiture Restrictions have lapsed or other compensation payable to the Recipient as may be necessary to satisfy the Recipient’s Required Withholding, if any. The amount of the Required Withholding and the number of shares of Restricted Stock required to satisfy the Recipient’s Required Withholding, if any, as well as the amount reflected on tax reports filed by the Company, will be based on the Fair Market Value of the Company’s common stock on the day the Forfeiture Restrictions lapse. Notwithstanding the foregoing, the Committee may require that the Recipient satisfy the Recipient’s Required Withholding, if any, by any other means the Committee, in its sole discretion, considers reasonable. The obligations of the Company under this Agreement are conditioned on the satisfaction of the Required Withholding, if any.

10.    No Right to Employment. Nothing contained in this Agreement obligates the Company to employ or have another relationship with Recipient for any period or interfere in any way with the right of the Company to reduce Recipient’s compensation or to terminate the employment of or relationship with Recipient at any time.

11.    Representations of Recipient.
11.1    Exempt Transaction. Recipient understands that the Restricted Stock has not been registered under the Securities Act or any state securities laws by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof. Recipient acknowledges that the Restricted Stock must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from such registration is available. Recipient is aware of the provisions of Rule 144 promulgated under the Securities Act that permit limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions. Recipient acknowledges that each certificate will bear a legend referencing the foregoing restrictions.

11.2    Accredited Investor. Recipient is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Recipient is financially able to bear the economic risk of his decision to accept the Restricted Stock as compensation. Recipient has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Restricted Stock and has had access to the Company’s periodic reports and other information filed by the Company with the Securities and Exchange Commission.

11.3    Investment Intent. Recipient is acquiring the Restricted Stock for his own account and not with a view to the distribution thereof in violation of the Securities Act, and any applicable securities laws of any state.

12.    Miscellaneous.
12.1    Binding Effect, Successors. This Agreement will bind and inure to the benefit of the successors, assigns, transferees, agents, personal representatives, heirs and legatees of the respective parties.

12.2    Further Acts. Each party will perform any further acts and execute and deliver any documents which may be necessary to carry out the provisions of this Agreement and to comply with applicable law.

12.3    Amendment. This Agreement may be amended at any time by the written agreement of the Company and the Recipient.

12.4    Choice of Law and Severability. This Agreement will be construed, enforced and governed by the laws of the State of Delaware. The invalidity of any provision of this Agreement will not affect any other provision of this Agreement, which will remain in full force and effect.

12.5    Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission if the notice or communication is delivered prior to 3:30 p.m. (Central time) on any day except Saturday, Sunday and any day that is a federal legal holiday in the United States (“Business Day”) via email at the address set forth below, (b) the next Business Day after the date of transmission if the notice or communication is delivered on a day that is not a Business Day or later than 3:30 p.m. (Central time) on any Business Day via email at the address set forth below, (c) the 2nd Business Day following the date transmitted if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom the notice is required to be given. All notices and demands to Recipient or the Company may be given to them at the following addresses:

If to Recipient:	6925 Abbey Place
Edmond, OK 73034
Email: kyankowsky65@gmail.com

If to Company:	Magnum Hunter Resources Corporation
Stock Plan Administration
909 Lake Carolyn Parkway, Suite 600
Irving, Texas 75039
stockplanadmin@mhr.energy

The parties may designate in writing from time to time such other place or places that notices and demands may be given.
12.6    Entire Agreement. This Agreement, as governed by and interpreted in accordance with the Plan, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, this Agreement supersedes all prior and contemporaneous agreements and understandings of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth or referred to herein. No supplement, modification or waiver or termination of this Agreement will be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision hereof (whether or not similar) nor will such waiver constitute a continuing waiver.
12.7    Grant Subject to Terms of Plan and this Agreement. Except as provided in Section 1.1, Recipient acknowledges and agrees that the grant of the Restricted Stock is governed by the terms of the Plan and this Agreement. Recipient, by execution of this Agreement, acknowledges having received a copy of the Plan. The provisions of this Agreement will be interpreted as to be consistent with the Plan, and any ambiguities in this Agreement will be interpreted by reference to the Plan. In the case of a conflict between the terms of the Plan and this Agreement, the terms of the Plan will control.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first set forth above.
MAGNUM HUNTER RESOURCES CORPORATION,
a Delaware corporation
/s/ Gary C. Evans
By: _______________________________________
Gary C. Evans, Chairman and Chief Executive Officer

Recipient
/s/ Keith Yankowsky
__________________________________________
    Keith Yankowsky